Exhibit 10.1
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into effective the 29th day of October, 2010, by and between Walgreen Co., an Illinois corporation (“Buyer”), ApothecaryRx, LLC, an Oklahoma limited liability company (“Seller”), and Graymark Healthcare, Inc., an Oklahoma corporation and the sole member of Seller (“Parent”).
WITNESSETH:
WHEREAS, Buyer, Seller and Parent entered into the Asset Purchase Agreement dated as of September 1, 2010 (the “Agreement”) and now wish to amend the Original Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definition of Terms. Except as otherwise defined herein, all capitalized terms will have the same meaning herein as the terms are defined in the Agreement.
2. New Defined Terms. In the Agreement as amended by this Amendment, the following terms have the meanings specified or referred to in this Section 2:
“Barnes I” means Barnes Pharmacy & Barb’s Gifts, located at 422 Main Street, Sterling, Colorado.
“Barnes II” means Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado.
“Barnes II Non-Compete Amount” means $1,500,000.
“Barnes Parties” means Jenae Lorenzo Lock, Cassandra L. Behrends, Barbara Lorenzo, Ronald G. Lorenzo, CJ Pharmacy Services, LLC and R.G. Lorenzo Pharmacy, Inc.
“Buyer’s Sterling Pharmacy” means the pharmacy owned and operated by Buyer at 101 W. Main Street, Sterling, Colorado.
“Closing Prescription Count Certificate” means a certificate provided by Seller to Buyer certifying the average daily prescription count at Barnes I excluding prescriptions filled using Non-Continuing Services during the six (6) month period ending on the day prior to the Applicable Closing Date for Barnes I.
“Compete With Barnes” means a Barnes Party or an Affiliate of a Barnes Party takes any action which would be in violation of Section 7.1(a), 7.1(b) or 7.1(c) of the LTC Agreement if such action were to be taken by CJ Pharmacy Services, LLC.

“Exhibit C Services” means those services provided by Seller at Barnes I which are to be identified, agreed upon and attached hereto as Exhibit C by Buyer and Seller prior to the Applicable Closing Date for Barnes I.
“Jenae Lorenzo Lock Employment Agreement” means the Employment Agreement made effective August 27, 2007 between Seller and Jenae Lorenzo Lock.
“Lorenzo Lawsuit” means the Complaint for Injunctive Relief and Damages filed by Seller against Jenae Lorenzo Lock, Cassandra L. Behrends, Ronald G. Lorenzo, CJ Pharmacy Services, LLC and R.G. Lorenzo Pharmacy, Inc.
“LTC Agreement” means that Purchase and Sale Agreement, by and among Buyer, CJ Pharmacy Services, LLC, Jenae Lorenzo Lock, Ronald Lorenzo and Barbara Lorenzo, on the form and terms as attached hereto as Exhibit A.
“Non-Continuing Services” means those services provided by Seller at Barnes I which are identified and agreed upon by Buyer and Seller prior to the Applicable Closing Date for Barnes I.
“Post-Closing Prescription Count Certificate” means a certificate provided by Buyer to Seller certifying (i) the average daily prescription count at Buyer’s Sterling Pharmacy. excluding prescriptions filled using Non-Continuing Services, during the six (6) month period following the Applicable Closing Date; (ii) as to which of the Exhibit C Services have been performed or not performed by Buyer at such location during such six (6) month period; and (iii) the Retention Rate.
“Retention Rate” means the percentage equal to (i) the average daily prescription count for Buyer’s Sterling Pharmacy set forth on the Post-Closing Prescription Count Certificate less a Buyer baseline average daily prescription count of 106 prescriptions (the “Baseline Count”), divided by (ii) the average daily prescription count at Barnes I set forth on the Closing Prescription Count Certificate, provided that if Buyer does not continue the Exhibit C Services for six (6) months after the Applicable Closing Date for Barnes I, then the prescriptions included in the Closing Prescription Count Certificate that were filled utilizing such Exhibit C Services at Barnes I that Buyer did not continue will be excluded from the Closing Prescription Count Certificate and the calculation of the Retention Rate. The Retention Rate will be calculated and seasonally adjusted as set forth in the example calculation attached as Exhibit B.
3. Amendments to Definitions. The definitions of the following terms in the Agreement are hereby amended to state as follows:
“First File-Transfer Locations” means the following File-Transfer Locations: Hapeth (33rd St.), Corner Medical (Red Wing, MN), Newt’s (Guthrie, OK), Cox (Park Hill, OK) and Professional Discount (Oklahoma City, OK).
“Subsequent File-Transfer Locations” means (a) Parkway Drugs, located at 2342 North Clark Street, Chicago, Illinois, (b) Barnes I and (c) Barnes II.

4. Amendment to Section 3.2(a). The following paragraphs are added as subsections (iii) and (iv) of Section 3.2(a):

“(iii) Notwithstanding subsection (ii) of this Section 3.2(a), if the transactions contemplated by the LTC Agreement are not consummated, on terms substantially similar to, and no less favorable to Buyer than, those specified therein, concurrently with the Applicable Closing with respect to Barnes I and Barnes II and Buyer notifies Seller in writing prior to completion of the Applicable Closing of such failure (an “LTC Agreement Failure”), then the aggregate Closing Date Payment with respect to Barnes I and Barnes II shall be reduced by the Barnes II Non-Compete Amount; and

(iv) If an LTC Agreement Failure occurs, on the Applicable Closing Date with respect to Barnes I and Barnes II, Buyer shall deposit the Barnes II Non-Compete Amount into an indemnity escrow account (the “LTC Escrow Account”) pursuant to the terms of the Indemnity Escrow Agreement.”

5. Amendment to Section 3.2(c). Section 3.2(c) is hereby deleted and the following is substituted therefor:

“(c) All payments made by Buyer hereunder shall be by wire transfer of immediately available funds to an account specified by Seller or, in the case of the funds in the Indemnity Escrow Account or the LTC Escrow Account, by the Indemnity Agent.”

6. Amendment to Section 3.4. Section 3.4 is hereby deleted and the following is substituted therefor:

“3.4 Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, each Applicable Indemnity Amount, and the Barnes II Non-Compete Amount, if applicable, shall be deposited by Buyer on the Applicable Closing Dates with J.P. Morgan Chase Bank, as indemnity escrow agent (the “Indemnity Agent”). The Applicable Indemnity Amount and Barnes II Non-Compete Amount, if applicable, so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Section 3.7 and Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense pursuant to the terms of Article VIII. All fees and expenses of the Indemnity Agent shall be shared equally by Buyer and Seller as provided in Section 11.7.”

7. Barnes Matters. The following is added as new Section 3.7 to the Agreement:
“3.7 Barnes Matters.
(a) On the six (6) month anniversary of the Applicable Closing Date for Barnes I and Barnes II, if the Retention Rate, as certified in the Post-Closing Prescription Count Certificate, is within the range of percentages set forth below, the following amount of funds from the Indemnity Escrow Account shall be distributed to Buyer:

Funds Paid
% Range	to Buyer
Equal to or less than 45%	$1,000,000
Greater than 45% but less than 50%	$800,000
Equal to or greater than 50% but less than 55%	$600,000
Equal to or greater than 55% but less than 60%	$400,000
Equal to or greater than 60% but less than 65%	$200,000
Equal to or greater than 65%	$0.00
(b) If an LTC Agreement Failure occurs:
(i) if the Barnes Parties do not Compete With Barnes between the Applicable Closing Date with respect to Barnes I and Barnes II and the six month anniversary thereof, $500,000 of the LTC Escrow Account shall be distributed to Seller on such six month anniversary;
(ii) if the Barnes Parties do not Compete With Barnes between the Applicable Closing Date with respect to Barnes I and Barnes II and the eighteen month anniversary thereof, an additional $1,000,000 of the LTC Escrow Account shall be distributed to Seller on such eighteen month anniversary;
(iii) if the Barnes Parties do Compete With Barnes at any time prior to the eighteen month anniversary of the Applicable Closing Date with respect to Barnes I and Barnes II, the remaining funds in the LTC Escrow Account shall be immediately distributed to Buyer; and
(iv) notwithstanding anything to the contrary herein, if after the occurrence of an LTC Agreement Failure, Buyer closes the sale of all or part of Barnes II, on terms substantially similar to, and no less favorable to Buyer than, those specified in the LTC Agreement, to any of the buyers named in the LTC Agreement and none of the Barnes Parties have taken action to Compete With Barnes, then the entire balance of the LTC Escrow Account will be distributed to Seller and this Section 3.7(b) will be of no further force or effect.

(c) Notwithstanding anything to the contrary in the Agreement or this Amendment, the remedies in this Section 3.7 constitute the sole and exclusive remedy of Buyer in connection with breaches as of the date hereof of representations, warranties or covenants, or damages incurred with respect to Barnes I and Barnes II relating to, arising out of or in connection with the Lorenzo Lawsuit and the matters described therein and all agreements executed in connection therewith, breaches as of the date hereof by any Barnes Party of the Goodwill Protection Agreement assigned to Buyer, in each case above based on facts and circumstances known to Buyer as of the date hereof, or the lease or use of the Barnes II location after the Applicable Closing Date.”
8. Amendment to Section 4.1.
8.1
The phrase “the remaining three (3) First File Transfer Locations” in the second sentence of Section 4.1(a) is hereby deleted and the phrase “the remaining two (2) First File Transfer Locations” is hereby substituted therefor.

8.2	The following phrase is added before the period at the end of Section 4.1(b): “; provided further, however, that the Applicable Closings of Barnes I and Barnes II shall occur on the same day”.
9. Barnes Prescription Count. The following is added as new Section 4.6 to the Agreement:
“4.6 Barnes Prescription Count.
(a) Within five (5) business days after the Applicable Closing with respect to Barnes I and Barnes II, Seller shall deliver to Buyer the Closing Prescription Count Certificate. Within thirty (30) days after receiving the Closing Prescription Count Certificate, Buyer shall give written notice to Seller stating whether it disputes the prescription count set forth on the Closing Prescription Count Certificate. If such notice of dispute is provided, Seller and Buyer shall cooperate to agree upon a revised Closing Prescription Count Certificate. If such an agreement is not reached within ten (10) days after receipt by Seller of such written notice, Buyer and Seller shall submit the Closing Prescription Count Certificate to an agreed-upon third party arbitrator and vest in such arbitrator the authority to resolve the dispute, including the right to review Seller’s relevant records.
(b) Within five (5) business days after the six month anniversary of the Applicable Closing with respect to Barnes I and Barnes II, Buyer shall deliver to Seller the Post-Closing Prescription Count Certificate and, if the Retention Rate reported therein is less than 65%, Buyer shall deliver to Seller upon Seller’s request a prescription retention report. Within thirty (30) days after receiving the Post-Closing Prescription Count Certificate, Seller shall give written notice to Buyer stating whether it disputes the prescription count set forth on the Post-Closing Prescription Count Certificate. If such notice of dispute is provided, Seller and Buyer shall cooperate to agree upon a revised Post-Closing Prescription Count Certificate. If such an agreement is not reached within ten (10) days after receipt by Buyer of such written notice, Buyer and Seller shall submit the Post-Closing Prescription Count Certificate to an agreed-upon third party arbitrator and vest in such arbitrator the authority to resolve the dispute, including the right to review Buyer’s prescription retention reports.”

10. Amendment to Section 7.22. The phrase “Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado” in Section 7.22(i) is hereby deleted and the phrase “Barnes II” is hereby substituted therefor.
11. Lorenzo Lawsuit. The following is added as new Section 7.25 to the Agreement:
“7.25 Lorenzo Lawsuit.
(a) Seller shall use best efforts to pursue settlement of or its claims under the Lorenzo Lawsuit using all available rights and remedies with respect to the subject matter thereof. Seller shall promptly provide to Buyer any court filings received by Seller. Buyer shall have the reasonable opportunity to review and comment on any court filings made by Seller prior to filing. Seller shall consult in good faith with Buyer on any matters or actions with respect the Lorenzo Lawsuit and shall not enter into any settlement agreement thereto without the consent of Buyer. Seller shall name Buyer as a party to the Lorenzo Lawsuit or grant to Buyer third party beneficiary rights with respect to the Lorenzo Lawsuit.
(b) Seller shall use best efforts to fully enforce any and all rights and remedies with respect any non-solicitation and non-competition provisions in the Jenae Lorenzo Employment Agreement and pursue any and all remedies for any breach thereof.”
12. Amendment to Section 8.3(a). Subsection (i) of Section 8.3(a) is hereby deleted and the following is substituted therefor: “(i) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund until the amounts owed under this Article VIII together with payments made under Section 3.7 hereof exceed the Indemnity Fund,”.
13. Amendment to Section 10.1(a). The phrase “90 days after the date hereof” in subsection (iv) of Section 10.1(a) is hereby deleted and the phrase “December 31, 2010” is hereby substituted therefor.
14. Buyer Representations. Buyer represents and warrants to Seller that: (a) the Baseline Count is the average number of prescriptions sold per day at Buyer’s Sterling Pharmacy over the six (6) month period ending September 30, 2010; and (b) Buyer has received and reviewed copies of the Complaint and Motion for Temporary Restraining Order filed in the Lorenzo Litigation.
15. Supersession. In all respects, except as specifically amended hereby, the Agreement remains in full force and effect and unabated.
16. Multiple Counterparts. This First Amendment may be executed in counterparts, or facsimiles thereof, each of which will be deemed an original document but all of which will constitute a single document.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties effective the date first above written.

WALGREEN CO.
By:	/s/ Robert M. Silverman
	Name:	Robert M. Silverman
	Title:	Divisional Vice President

APOTHECARYRx, LLC
By:	/s/ Lewis P. Zeidner
	Name:	Lewis P. Zeidner
	Title:	President & CEO, ApothecaryRx, LLC

GRAYMARK HEALTHCARE, INC.
By:	/s/ Stanton Nelson
	Name:	Stanton Nelson
	Title:	CEO